As filed with the Securities and Exchange Commission on February 12, 2015

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

TECHTARGET, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	04-3483216
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)
275 Grove Street Newton, Massachusetts	02466
(Address of Principal Executive Offices)	(Zip Code)

1999 Stock Option Plan

2007 Stock Option and Incentive Plan

(Full Title of the Plan)

Greg Strakosch

Chief Executive Officer

TechTarget, Inc.

275 Grove Street, Newton Massachusetts 02466

(Name and Address of Agent For Service)

617-431-9200

(Telephone Number, Including Area Code, of Agent For Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.001 par value per share	4,000,000 shares(2)	$8.61(3)	$34,432,558(3)	$4,001

(1)	In accordance with Rule 416 under the Securities Act of 1933, as amended, this registration statement shall be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(2)	Represents additional shares of Common Stock previously authorized for issuance under the 1999 Stock Option Plan (the “1999 Plan”) and the 2007 Stock Option and Incentive Plan (the “2007 Plan” and together with the 1999 Plan, the “Plans”).
(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act of 1933, as amended. The price per share and aggregate offering price are calculated on the basis of (i) $7.55, the weighted average exercise price of the 2,099,731 shares covered by this registration statement under the 1999 Plan that are subject to outstanding stock option grants under the Plan, at prices ranging from $7.36 to $13.00, (ii) $8.49, the weighted average exercise price of the 1,116,197 shares covered by this registration statement under the 2007 Plan that are subject to outstanding stock option grants under the Plan, at prices ranging from $2.34 to $14.76; and (iii) $11.61, the average of the high and low prices of the Registrant’s Common Stock as reported on The NASDAQ Global Market on February 5, 2015 with respect to the 784,072 shares covered by this registration statement issuable under the Plan that are not subject to outstanding awards.

Statement of Incorporation by Reference

This Registration Statement on Form S-8 is being filed to register the offer and sale of an additional 4,000,000 shares of Common Stock, $0.001 par value per share, of TechTarget, Inc. (the “Registrant”) authorized for issuance under the 1999 Stock Option Plan (the “1999 Plan”) and the 2007 Stock Option and Incentive Plan (the “2007 Plan” and together with the 1999 Plan, the “Plans”), of the Registrant. In accordance with General Instruction E to Form S-8, this Registration Statement incorporates by reference the contents of the Registration Statement on Form S-8 filed by the Registrant on August 29, 2007 (File No. 333-145785), relating to the Plans.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Newton, Massachusetts, on February 12, 2015.

TechTarget, Inc.

By:	/s/ Gregory Strakosch
Gregory Strakosch
Chief Executive Officer and Director

POWER OF ATTORNEY AND SIGNATURES

We, the undersigned officers and directors of TechTarget, Inc., hereby severally constitute and appoint Gregory Strakosch and Janice Kelliher, and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, the registration statement on Form S-8 filed herewith and any and all subsequent amendments to said registration statement, and generally to do all such things in our names and on our behalf in our capacities as officers and directors to enable TechTarget, Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said registration statement and any and all amendments thereto.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Gregory Strakosch Gregory Strakosch	Chief Executive Officer and Director (Principal executive officer)	February 12, 2015

/s/ Janice Kelliher Janice Kelliher	Chief Financial Officer (Principal financial and accounting officer)	February 12, 2015

/s/ Leonard Forman Leonard Forman	Director	February 12, 2015

/s/ Jay C. Hoag Jay C. Hoag	Director	February 12, 2015

/s/ Roger M. Marino Roger M. Marino	Director	February 12, 2015

/s/ Robert Burke Robert Burke	Director	February 12, 2015

INDEX TO EXHIBITS

Number	Description

4.1(1)	Fourth Amended and Restated Certificate of Incorporation of the Registrant

4.2(2)	Amended and Restated Bylaws of the Registrant

5.1	Opinion of Wilmer Cutler Pickering Hale and Dorr LLP, counsel to the Registrant

23.1	Consent of Wilmer Cutler Pickering Hale and Dorr LLP (included in Exhibit 5.1)

23.2	Consent of BDO USA, LLP

24.1	Power of attorney (included on the signature pages of this registration statement)

99.1(2)	1999 Stock Option Plan

99.2(2)	2007 Stock Option and Incentive Plan

(1)	Previously filed with the Securities and Exchange Commission as an Exhibit to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2007 (File No. 001-33472) and incorporated herein by reference.
(2)	Previously filed with the Securities and Exchange Commission as an Exhibit to the Registrant’s Registration Statement on Form S-1, as amended (File No. 333-140503) and incorporated herein by reference.